NEWS RELEASE
                                  ------------


                                 FIRSTMARK CORP.
          901 East Cary Street Richmond, Virginia 23219 (804) 648-9048


March 8, 1999                                     Contact:
                                                  Blair Winston, Firstmark Corp.
FOR IMMEDIATE RELEASE                             (804) 648-9048
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                         FIRSTMARK CORP. COMPLETES SALE
                OF INSURANCE SUBSIDIARY TO OLD GUARD GROUP, INC.


         RICHMOND, Va. --- Firstmark Corp. (NASDAQ: FIRM) announced today that it has completed the sale of its principal operating subsidiary, Southern Title Insurance Corp., and related corporate entities to Old Guard Group, Inc. (Nasdaq: OGGI), a holding company for property and casualty insurance companies based in Lancaster, Pennsylvania. Southern Title, which was founded in 1925, provides residential and commercial title insurance and related services through more than 100 offices. The sale is valued at approximately $8 million.

         Under the terms of the sale, Firstmark received $6.75 million in cash and could receive additional cash payments based on the pre-tax net income of Southern Title for each of the next three fiscal years. While Firstmark expects to post an after-tax loss from the sale, the additional capital will allow the company to examine its plans for 1999 and beyond without the regulatory limitations on the use of the capital resources of its former insurance subsidiary.

         Donald V. Cruickshanks, president and chief executive officer of both Firstmark and Southern Title said, "The proceeds from this transaction will significantly enhance the liquidity and overall financial strength of Firstmark, and it will enable the company to pursue other opportunities."

         Mr. Cruickshanks will continue to head Southern Title's operations within the Old Guard family of insurance companies.

         Firstmark Corp., founded in 1982, is a publicly-held Maine company with executive offices in Richmond, Virginia. The company currently has various real estate holdings and venture capital investments.



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         Certain  statements  in this  letter  may  constitute  "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Firstmark believes that its expectations with respect to certain forward looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that actual results, performance or achievements of Firstmark will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.